Exhibit 10.15

TABLE OF CONTENTS

1.	Definitions	1

2.	Termination of the Prior Agreement	3

3.	Engagement; Duties	3

4.	Compensation and Benefits	4

5.	Termination	5

6.	Severance	7

7.	Inventions, Confidential Information and Related Matters	7

8.	No Other Contracts	8

9.	Notices	8

10.	Indemnification and Insurance; Legal Expenses	9

11.	Miscellaneous	9

SERVICES AGREEMENT

This Services Agreement (the “Agreement) made as of the 1st day of December, 2010, and executed on this 7th day of March, 2011 (the “Execution Date”), by and between Aéropostale, Inc., a Delaware corporation having an office at 112 West 34th Street, New York, New York 10120 (the “Company”) and Julian R. Geiger, residing at 7 Chowning Drive, Malvern, Pennsylvania 19355 (the “Executive”).

WHEREAS, pursuant to an Employment Agreement dated January 30, 2008 (the “Prior Agreement”), the Executive presently serves as Chairman of the Board of, and an advisor and consultant to, the Company; and

WHEREAS, the Prior Agreement expired on January 31, 2011; and

WHEREAS, the Company and the Executive wish to provide for the continuation of the Executive’s service to the Company through January 31, 2012 and the immediate expansion of his advisory and consultative services, all on the terms and conditions hereinafter set forth; and

WHEREAS, the Executive, in contemplation of the execution of this Agreement, has provided services to the Company in accordance with Section 3 hereof since the Effective Date;

NOW, THEREFORE, in consideration of the mutual covenants and promises made herein, the parties hereto agree as follows:

1.          Definitions.

For purposes of this Agreement, the terms listed below shall be defined as indicated.
Advisory Fee:  See Section 4 (a).

Affiliate: A domestic or foreign business entity controlled by, controlling or under common control with the Company.

Board: The Board of Directors of the Company.

Bonus:  See Section 4 (b).

Cause: See Section 5 (a).

Change of Control: Either (i) the acquisition by any person or entity of, directly or indirectly, Beneficial Ownership (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities of the Company representing 33-1/3% (or more) of the total voting power of all of the Company's then outstanding voting securities; or (ii) a merger or consolidation of the Company in which the Company's voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities (owned by stockholders in substantially the same proportions as their ownership immediately prior to such merger or consolidation) that represent, a majority of the voting power of all of the voting securities of the surviving entity immediately after the merger or consolidation; or (iii) a sale of substantially all of the assets of the Company or a liquidation or dissolution of the Company; or (iv) individuals, who, as of December 1, 2010, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to December 1, 2010, whose election or nomination for election by the Company's stockholders was approved by the vote of at least a majority of the directors then in office shall be deemed a member of the Incumbent Board.

Common Stock: The $.01 par value common stock of the Company.

Confidential Information: All secret proprietary information of the Company and its Subsidiaries, not otherwise publicly disclosed (except if disclosed by the Executive in violation of this Agreement), whether or not discovered or developed by the Executive, known by the Executive as a consequence of the Executive's employment with the Company at any time (including prior to the commencement of this Agreement) as an employee or agent. Without limiting the generality of the foregoing, such proprietary information shall include (a) customer lists, (b) acquisition, expansion, marketing, financial and other business information and plans, (c) research and development, (d) computer programs, (e) sources of supply, (f) identity of specialized consultants and contractors and confidential information developed by them for the Company and its Subsidiaries, (g) purchasing, operating and other cost data, (h) special customer needs, cost and pricing data, (i) manufacturing methods, (j) quality control information, (k) inventory techniques, and (1) employee information; provided that any of such information is not generally known in the industries in which the Company and its Subsidiaries are conducting business or shall, at any time during the term of this Agreement, conduct business, including (without limitation) the apparel retailing industry. Confidential Information also includes the overall business, financial, expansion and acquisition plans of the Company and its Subsidiaries, and includes information contained in manuals, memoranda, projections, minutes, plans, drawings, designs, formula books, specifications, computer programs and records, whether or not marked or otherwise identified by the Company and its Subsidiaries as Confidential Information, as well as information which is the subject of meetings and discussions and not so recorded.

Disability: The absence, on a full-time basis, of the Executive from the Executive's duties to the Company for a total of 120 days during the term of this Agreement as a result of incapacity due to mental or physical illness which is determined to be permanent by a physician selected by the Company and acceptable to the Executive or the Executive's legal representative (such agreement as to acceptability not to be withheld unreasonably).

Effective Date:  December 1, 2010.

Inventions: Those discoveries, developments, concepts and ideas, whether or not patentable, relating to the present, future and prospective activities and Products and Services of the Company and its Subsidiaries, which such activities and Products and Services are known to the Executive by virtue of the Executive's employment with the Company and its Subsidiaries.

Products and Services: All products or services sold, rented, leased, rendered or otherwise made available to its customers by the Company and its Subsidiaries, or otherwise the subject of the business of the Company and its Subsidiaries.

Restricted Period: The period beginning on the Effective Date and ending on the later of (i) the termination of this Agreement or (ii) the date upon which all payments to the Executive under Section 6 shall have been required to have been made.

Subsidiary: Any entity of which the Company owns, directly or indirectly, 50% or more of the aggregate voting power of the voting securities.
2.             Termination of the Prior Agreement.

The Prior Agreement shall be deemed to have terminated on the Effective Date, all monies payable by the Company to the Executive thereunder having been paid by the Company as provided therein, and any Additional Grants (as defined in the Prior Agreement) having been made as provided therein.

3.             Engagement; Duties.

(a)           Subject to the terms and conditions of this Agreement, the Company hereby engages the Executive, effective upon the Effective Date, to serve as an advisor and consultant to the Company and to continue to serve as Chairman of the Board of the Company, and the Executive accepts such engagement.  As an advisor and consultant, the Executive shall provide advice and counsel to the Board, the Company and its personnel with respect to any and all aspects of the Company’s business and operations and matters related thereto as he, the Board and the Company’s Chief Executive Officer may deem appropriate and shall attend such business meetings and functions as he and the Company’s Chief Executive Officer may deem appropriate, all as more particularly described on Exhibit A hereto (collectively, the “Advisory Services”).  In order to perform the duties described herein, the Executive shall have full access to the Company’s business, financial and operational information, as well as to its personnel and its vendors, suppliers and agents.

(b)       During the term of this Agreement, the Executive shall devote appropriate business time and his best efforts to the business affairs of the Company; however, the Executive may devote reasonable time and attention to:

(i)     serving as a director of, or member of a committee of the directors of, any not-for-profit organization or engaging in other charitable or community activities; and

 (ii)     serving as a director of, or member of a committee of the directors of, the corporations or organizations for which the Executive presently serves in such capacity, and such other corporations and organizations that the Board may from time to time approve in the future;

  (iii)     owning and managing personal and family assets and businesses, including, without limitation,  a family-owned inn in Massachusetts and related or comparable properties and enterprises, as well as to personal activities of a non-business nature; and

  (iv)           engaging in other business activities;

provided that, except as specified above, the Executive may not accept employment with, become a member of the board of directors of, provide advisory or consulting services to, or engage in any venture with any individual or entity listed in Exhibit B annexed hereto and made a part hereof.

           (c)           During the term of this Agreement, the Company shall provide the Executive with secretarial services, an office and similar support services and facilities as are appropriate to the Executive’s position and responsibilities and of at least substantially the same quality as provided to the Executive pursuant to the Prior Agreement.

(d)           The Executive’s engagement hereunder is as an independent contractor, and not as an employee of the Company.  Accordingly, except as otherwise expressly provided herein, the Executive shall not be eligible to participate in employee benefit plans offered by the Company to its employees, and the Company will not provide to or for the benefit of the Executive any workers’ compensation, disability, Social Security or unemployment insurance coverage.  Moreover, the Company will not pay or withhold any federal, state or local taxes with respect to the Executive’s compensation, and payment thereof shall be the responsibility solely of the Executive.

4.             Compensation and Benefits.

(a)           Advisory Fee.

The Company shall pay the Executive an Advisory Fee at the rate of $750,000 per annum during the term of this Agreement.  The Advisory Fee shall be payable in equal installments pursuant to the Company’s customary payroll policies in force at the time of payment (but in no event less frequently than monthly).  The amount of the Advisory Fee payable hereunder for the months of December, 2010, and January, 2011, shall be reduced in an amount equal to the Advisory Fee paid by the Company to the Executive pursuant to the Prior Agreement for such months, and the remaining payable balance shall be paid within five (5) days of the Execution Date.

(b)            Bonus.

                            (i)  The Company shall pay the Executive a Bonus in cash.  For the months of December, 2010, and January, 2011, the Bonus shall be $125,000, and shall be payable within five (5) days of the Execution Date.  For the period beginning February 1, 2011, and continuing through January 31, 2012, Bonus shall be $750,000, and shall be payable on February 1, 2012.

            (ii)  If this Agreement shall terminate between February 1, 2011, and January 31, 2012,  Bonus for the period beginning February 1, 2011, shall be determined pursuant to Section 6 of this Agreement and shall be payable no later than five (5) days from the date of such termination.

 (c)           Grant.

The Company shall grant to the Executive on the Execution Date, or, in the event that the Execution Date is during a Company imposed Blackout Period, then on the first business day after the applicable Blackout Period ends, restricted shares of Common Stock having a grant date value of $1,500,000. All such shares shall be fully vested upon the earliest of (i) one year from the date of such grant; (ii) termination of this Agreement (except for a termination pursuant to Section 5 (e); and (iii) a Change of Control.

(d)           Expenses.

Pursuant to the Company's customary policies in force at the time of payment, the Executive shall be promptly reimbursed, against presentation of vouchers or receipts therefore, for all authorized expenses properly incurred by the Executive on the Company's behalf in the performance of the Executive's duties hereunder.

5.        Term; Termination.

The term of this Agreement shall commence on the Effective Date and shall continue through January 31, 2012, unless earlier terminated:

(a)           By the Company for Cause.

The Company may discharge the Executive and terminate this Agreement for Cause. As used herein, "Cause" shall mean any one or more than one of the following:

                         (i)       Gross negligence or willful misconduct of the Executive in the performance of his duties hereunder;

                         (ii)      The Executive's conviction of a fraud, felony or crime of moral turpitude;

                         (iii)     The Executive’s willful failure to follow instructions of the Board, which instructions are material, legal and not inconsistent with the duties assigned to the Executive hereunder, and which failure is not cured within 5 business days after written notice of such is delivered to the Executive by the Board with respect to failures which are curable; or

(iv)     Any breach of any of the material terms of this Agreement by the Executive which is not cured within 5 business days after written notice of breach is delivered to Executive by the Board with respect to breaches which are curable.

Upon discharge of the Executive for Cause, the Company shall be relieved and discharged of all obligations to make payments to the Executive which would otherwise be due under this Agreement except as to Advisory Fee and Bonus earned  prior to the date of termination, as well as for reimbursable expenses pursuant to Section 4 (d).

            (b)          By the Executive for Good Reason.

The Executive may terminate this Agreement upon the occurrence of any of the following:

                         (i)       Any breach of any of the material terms of this Agreement by the Company;

                         (ii)      Without the consent of the Executive, a material reduction in the authorities, powers, functions and/or duties attached to the Executive's position;

                         (iii)     The Executive’s removal from, or failure to be re-elected to, the Board or the office of Chairman of the Board; or

                         (v)      The occurrence of a Change of Control.

            (c)          On the Executive's Death or Disability.

This Agreement shall terminate, and the Company shall be relieved and discharged of all obligations to make further payment to the Executive, after the date of the death or Disability of the Executive, except as to Advisory Fee and Bonus earned prior to the date of the death or Disability of the Executive, as well as for reimbursable expenses pursuant to Section 4 (d).

            (d)          By the Company Without Cause.

The Company may, on 30 days written notice to the Executive, terminate this Agreement without Cause at any time.

            (e)          By the Executive Without Good Reason.

                           The Executive may terminate this Agreement at any time upon written notice to the Company. In the event of a termination by the Executive pursuant to this subsection (e), the Company shall be relieved and discharged of all obligations to make further payment to the Executive after the date as of which this Agreement terminates, except as to Advisory Fee and Bonus earned prior to such date, as well as for reimbursable expenses pursuant to Section 4 (d).

All amounts payable to the Executive under this Section 5 shall be paid to the Executive in a single lump sum in cash not later than ten (10) days after the date of termination.

6.         Severance.

(a)           Upon termination of this Agreement pursuant to Sections 5 (b) or 5 (d),  (but in any event not upon a termination pursuant to Sections 5 (a), 5 (c), or 5 (e), or upon expiration of this Agreement on January 31, 2012), and so long as the Executive executes a mutual general release with the Company in the Company's customary form and the Executive has not breached any of his representations set forth in Section 8, the Company shall pay to the Executive the amount of Advisory Fee and Bonus due and owing Executive through January 31, 2012 , as well as reimbursable expenses pursuant to Section 4 (d).

(b)           Upon termination of this Agreement pursuant to Sections 5 (a), 5 (c) or 5 (d), or upon expiration of this Agreement on January 31, 2012, the Executive shall receive no severance and shall receive only such payments as provided in Section 5 (a), 5 (c) or 5 (d), as the case may be.

 (c)           All amounts payable pursuant to this Section 6 shall be paid to the Executive in a single lump sum in cash not later than ten (10) days after the date of termination.

7.         Inventions, Confidential Information and Related Matters.

(a)           All Inventions which are at any time made by the Executive, acting alone or in conjunction with others, (i) during the term of this Agreement, or (ii) if based on or related to any Confidential Information, made by the Executive within one year after the termination of this Agreement, shall be the property of the Company. The Executive agrees that he shall, at the cost and expense of the Company, execute formal application for United States and foreign patents, and also do all other acts and things (including, among others, the execution and delivery of instruments of further assurance or confirmation) reasonably necessary or desirable at any time to perfect the full assignment to the Company of the Executive's right and title (if any) to such Invention.

(b)           Except as required by the Executive's duties hereunder, the Executive shall not, directly or indirectly, use, publish, disseminate or otherwise disclose any Confidential Information or Inventions which are the subject of Section 7 (a) without the prior written consent of the Board, except as required by law. Nothing in this Section 7 (b) shall prevent disclosure of information which has been completely disclosed in a published patent or other integrated publication of general circulation, nor shall this Section 7 govern the right to use Inventions for which a patent may have been issued.

(c)            During the Restricted Period, the Executive shall not, without the prior written approval of the Board, directly or indirectly, within the United States, accept employment with, become a member of the board of directors of, provide advisory or consulting services to, or engage in any venture with any individual or entity listed in Exhibit B.

(d)           Except with respect to activities permitted pursuant to Section 3 (b) (iii), during the Restricted Period, the Executive shall not, without the prior written approval of the Board, directly or indirectly, (i) solicit, raid, entice or induce any person who presently is, or at any time during the six (6) months immediately prior to the date of termination of this Agreement shall have been, an employee of the Company or any of its Subsidiaries to become employed by any other person, firm or corporation in any retail business in competition with the Company or (ii) employ in any entity, firm or corporation engaged in any retail business in competition with the Company, any person who presently is, or at any time during the six (6) months immediately prior to the date of termination of this Agreement, shall have been, an employee of the Company or any of its Subsidiaries.

8.         No Other Contracts.

The Executive represents and warrants that neither the execution and delivery of this Agreement by the Executive nor the performance by the Executive of the Executive's obligations hereunder shall constitute a default under or a breach of the terms of any other agreement, indenture or contract to which the Executive is a party or by which the Executive is bound; nor shall the execution and delivery of this Agreement by the Executive or the performance of the Executive's duties and obligations hereunder give rise to any claim or charge against either the Executive or the Company based upon any other contract, indenture or agreement to which the Executive is a party or by which Executive is bound.

9.        Notices.

Any notices or communication given by any party hereto to the other party shall be in writing and personally delivered or mailed by registered or certified mail, return receipt requested, postage prepaid to the following addresses:

If to the Company:

112 West 34th Street
22nd Floor
New York, New York 10120
Attention:  General Counsel

If to the Executive:

Julian R. Geiger
7 Chowning Drive
Malvern, Pennsylvania 19355

With copies to:

Julian R. Geiger
2330 Stotesbury Way
Wellington, Florida 33414

and

Julian R. Geiger
40 Central Park South, Apartment 16A
New York, New York 10019.

Mailed notices shall be deemed given when received. Any person entitled to receive notice may designate in writing, by notice to the other, such other address to which notices to such party shall thereafter be sent.

10.      Indemnification and Insurance; Legal Expenses

The Company shall indemnify the Executive to the fullest extent permitted by the laws of the State of Delaware, as in effect at the time of the subject act or omission, and shall advance to the Executive reasonable attorney's fees and expenses as such fees and expenses are incurred (subject to an undertaking from the Executive to repay such advances if it shall be finally determined by a judicial decision which is not subject to further appeal that the Executive was not entitled to the reimbursement of such fees and expenses), and the Executive will be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers (“Directors and Officers Insurance”),  against all costs, charges and expenses incurred or sustained by him in connection with any action, suit, claim, dispute, controversy or proceeding to which he may be made a party by reason of his being or having served the Company or any of its Subsidiaries as a director, officer, employee, advisor or consultant of the Company or any of its Subsidiaries or his serving or having served any other enterprise as a director, officer, employee, advisor or consultant at the request of the Company (other than any dispute, claim or controversy arising under or relating to this Agreement or to the extent the same is a result of a breach by the Executive of his representations in Section 8). The Company covenants to maintain Directors and Officers Insurance providing customary benefits to the Executive for the benefit of the Executive (in his capacity as an advisor and consultant to, and a director of, the Company) during and with respect to the term of this Agreement.

11.      Miscellaneous.

(a)  Entire Agreement.  This Agreement contains the entire understanding of the parties in respect of its subject matter and supersedes all prior oral and written agreements and understandings between the parties with respect to such subject matter.

(b)  Amendment; Waiver.  This Agreement may not be amended, supplemented, canceled or discharged, except by written instrument executed by the Executive and the Company. No failure to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof. No waiver of any preceding breach of this Agreement shall operate as a waiver of a succeeding breach of this Agreement.

(c)  Binding Effect; Assignment.  The rights and obligations of the Company under this Agreement shall bind and inure to the benefit of any successor or successors of the Company by reorganization, merger or consolidation, or any assignee of all or substantially all of the Company's business and properties; The rights or obligations of the Executive under this Agreement shall bind and inure to the benefit of the Executive, his heirs and personal representatives.  The Executive’s rights to receive compensation (including, but not limited to, any or all of Advisory Fee, Bonus and the grant pursuant to Section 4 (c)) may be assigned by the Executive to one or more of his family members or to one or more trusts for the benefit of such family members.  The Executive’s obligations under this Agreement may not be assigned by the Executive.

 (d)  Headings.  The headings contained in this Agreement (except those in Section 1) are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(e)  Governing Law; Interpretation.  This Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to conflicts of laws doctrines.  Any action, suit, proceeding, claim, dispute or controversy concerning this Agreement or the subject matter thereof shall be brought in the courts of the State of New York, in New York County, or in the federal courts of the United States within the State and County of New York, to the exclusive jurisdiction of which courts the parties hereto hereby agree.  Any service of process in any such action, suit, proceeding, claim, dispute or controversy shall be by delivering the same or by mailing the same (by registered or certified mail, return receipt requested) to the relevant addresses set forth in Section 9 or to such other addresses as may have been designated in writing.

(f)  Further Assurances.  The Company and the Executive each agrees, at any time and from time to time, to execute, acknowledge, deliver and perform, and/or cause to be executed, acknowledged, delivered and performed, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and/or assurances as may be necessary and/or proper to carry out the provisions and/or intent of this Agreement.

(g)  Severability.  The Company and the Executive each acknowledges that the terms of this Agreement are fair and reasonable at the date signed by them. However, in light of the possibility of a change of conditions or of differing interpretations by a court of what is fair and reasonable, the Company and the Executive stipulate as follows: if any one or more of the terms, provisions, covenants and restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated; further, if any one or more of the provisions contained in this Agreement shall for any reason be determined by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed, by limiting or reducing it, so as to be enforceable to the extent compatible with then applicable law.

(h)   Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute a single agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on this 7th day of March, 2011.

AÉROPOSTALE, INC.

/s/ THOMAS P. JOHNSON
Thomas P. Johnson
Chief Executive Officer

/s/ JULIAN R. GEIGER
Julian R. Geiger

EXHIBIT A

ROLES & RESPONSIBILITES

General Summary:  The following outlines the general roles and responsibilities for Julian Geiger, Chairman of the Board, in his expanded role as advisor to the company.  In this role, he will provide services as an advisor to the management team and the Board, support the organization, particularly in the areas of Merchandising and Design for Aeropostale and P.S. from Aeropostale, as well as assist in the pursuit of potential new business opportunities.  Mr. Geiger’s primary contact at the Company will be its Chief Executive Officer.

Role Description:

•	Serve as direct advisor to the CEO. Utilize his depth of knowledge of Aeropostale and the CEO role to assist the newly appointed CEO as needed.

•
Provide stability and continuity to the Aeropostale organization in a time of significant senior leadership change.  Meet with new team members to educate and reinforce the company’s mission, vision and culture.  Ensure entire organization stays focused on Aeropostale’s winning cultural formula.

•
Direct and support the Company’s Design and Merchandising teams (for both brands). Play an active role in all aspects of the development and execution of all product over the next five seasons. Attend all appropriate product development meetings.

•	Pursue internal and external new business opportunities. Coordinate efforts with Aeropostale new business/international teams. Source and network with potential external partners.

EXHIBIT B

NAMED COMPETITORS

American Eagle Outfitters Inc.
Abercrombie & Fitch Co.
Buckle Inc.
Charlotte Russe Holding Inc.
Children’s Place
Gap, Inc.
Hot Topic Inc.
Express Stores
The Gymboree Corporation
New York & Company Inc.
Pacific Sunwear of California Inc.
Tween Brands Inc.
Urban Outfitters Inc.
Wet Seal Inc.
Zumiez, Inc.

*Including all subsidiaries, related companies and affiliates of the companies listed on this
   Exhibit A.